Exhibit 10.(z)

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) made as of this 29th day of December, 2004, between DUSA Pharmaceuticals, Inc. (the “COMPANY”) having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 and Robert F. Doman, currently residing at 28 Longview Lane, Newtown Square, Pennsylvania 19073 (“Doman”).

NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:

1.             Employment:  The COMPANY hereby employs Doman effective January 3, 2005 and he hereby accepts such employment as of such date as the President and Chief Operating Officer of the COMPANY.  Doman agrees to work on a full-time basis and to devote his best efforts and spend as much time and attention as is necessary to manage the operations and day-to-day affairs of the COMPANY. Doman shall report to the Chief Executive Officer of the COMPANY.  Doman agrees to abide by the COMPANY’s Business Code of Ethics and Senior Officers Code of Ethics as in force from time to time.

2.             Duties and Responsibilities:  Notwithstanding any language contained herein to the contrary, Doman shall (by way of example and not by way of limitation):

A.           Be responsible for the general business affairs of the COMPANY, including the manufacturing, research and development, sales and marketing activities;

B.             Establish strong lines of communication with all key employees and build an open, positive, highly motivated team with a customer-focused attitude;

C.             Effectively manage all aspects of profits/losses to insure that financial objectives are met;

D.            Provide guidance and direction in critical business areas including financial analysis, cost control, productivity, process improvements, business development, marketing, sales and strategic planning;

E.              Closely interact with and effectively focus the development team on developing additional products that will accelerate the future success of the COMPANY;

F.              Be proactive in maximizing business development efforts including joint business ventures, co-marketing, technology sharing and product/technology acquisition opportunities;

G.             Provide thoughtful and objective input to the Chief Executive Officer and Board of Directors; and

H.            Be responsible for any additional activities assigned by the Chief Executive Officer or Board of Directors, from time to time, which are within Doman ‘s expertise.

3.             Remuneration:  The COMPANY will pay to Doman an initial base salary equal to Three Hundred Thousand Dollars ($300,000) per annum at intervals consistent with the COMPANY’s administrative practices, from time to time.  This base salary shall be reviewed by the Board of Directors of the COMPANY from time to time, not less than on an annual basis, beginning in January, 2006; provided, however, that during his tenure with the COMPANY, Doman’s base salary shall not be reduced.  Any salary increases shall be determined by, and shall be made at the sole discretion of the Board. Following the end of each fiscal year, the Board may award a cash bonus to Doman in an amount up to Forty percent (40%) of his current base salary for such year, as determined by the Board in its sole discretion.  For purposes of awarding the total amount of such bonus, mutually agreeable performance objectives will be set at the beginning of any calendar year during his employment.  The Board may, in its sole discretion, award an annual cash bonus above Forty (40%) of Doman’s then current base salary for outstanding performance.

All salary and other payments and allowances outlined in this Agreement shall be subject to such withholding taxes and deductions as may be required by law.

4.             Place of Employment:  As President and Chief Operating Officer, Doman will operate primarily from the offices of the COMPANY  in Wilmington, Massachusetts.  Doman acknowledges, however, that there will be domestic and international travel required on a regular basis.  Such travel is understood to be necessary in order to promote the business of the COMPANY.

5.             Benefits: Doman will be entitled to participate in the medical, disability, life, and other insurance benefit plans or pension, profit sharing, or 401K plans which may be made available to the officers and employees of the COMPANY from time to time, subject to applicable eligibility rules thereof.

6.             Stock Options: Doman shall be entitled to participate in the 1996 Omnibus Plan, which includes a stock option plan, and any subsequent stock purchase and bonus or incentive plans that the COMPANY shall from time to time make available to its officers and employees, subject to applicable eligibility rules thereof.  Management of the COMPANY agrees to recommend to the Compensation Committee that Doman be granted options for up to One Hundred Thousand (100,000) shares of the COMPANY’s common stock pursuant to the vesting and other provisions of the Plan with the exercise price of Fifty Thousand (50,000) of such options being based upon the closing price of the Company’s shares on the NASDAQ Stock Market at the close of business on January 3, 2005, and the exercise price of the remaining Fifty Thousand (50,000) being based upon the closing price on the close of business two (2) business days following the Company’s press release reporting sales for the year ended December 31, 2004.

7.             Vacation: Doman shall be entitled to four (4) weeks of vacation during each year of employment, to be taken at a time or times acceptable to the COMPANY, having regard to its operations. Doman shall be entitled to carry over up to two (2) weeks of unused vacation from one (1) calendar year into the following calendar year, so long as such a vacation policy is consistent for all employees.

8.             Expenses:

A.            All reasonable travel and other expenses incident to the rendering of services by on behalf of and in promoting the interests of the COMPANY shall be paid by the COMPANY, including but not limited to an automobile allowance in the amount of  Eight Hundred ($800.00) per month, plus insurance and mileage reimbursement at rates set by the Internal Revenue Service for travel relating to business of the COMPANY.  If such expenses are paid in the first instance by Doman, the COMPANY agrees that it will reimburse him therefore upon presentation of appropriate statements, vouchers, bills and invoices as and when required by the COMPANY to support the reimbursement request.

So long as Doman remains employed by DUSA,  the COMPANY shall provide Doman with appropriate housing in the Boston vicinity which shall be subject to Doman’s approval.  The parties expect that suitable housing shall cost approximately Three Thousand Dollars ($3,000) per month, but  if such expectation does not turn out to be accurate, then the parties  agree to adjust the monthly amount either higher or lower by a reasonable amount as appropriate.  In addition, the COMPANY  shall reimburse Doman for the costs of incidental moving expenses not to exceed the lesser of (i) the actual incidental moving expenses for furniture and clothing and other personalty, or (ii) one month’s salary (i.e., $25,000).  DUSA shall pay such amount upon presentation by Doman of receipts, invoices, etc. to reasonably substantiate such actual expenses.

In the event that the parties cannot agree on appropriate housing, the length of the term for which this benefit will continue, or a monthly allowance in lieu of the housing provision above, the COMPANY will provide the following relocation assistance:

All closing costs for the sale and purchase of housing as listed on the respective

HUD-1, RESPA statements;

Packing and moving costs of household items;

Interim living expenses up until the time of the sale of Doman’s home;

Mortgage differential costs for housing, similar to Doman’s current residence, in the Boston vicinity.

Incidental moving expenses as provided above.

Above expenses to be “grossed up” to Doman.

9.             Confidential Information:

A. Doman understands that in the performance of his services hereunder he may obtain knowledge of “confidential information”, as hereinafter defined, relating to the business of the COMPANY.  As used herein, “confidential information” means any information (whether clinical, financial, administrative or otherwise), written or oral, (including without limitation, any formula, pattern, device, method, plan, process, or compilation of information) which (i) is, or is designed to be, used in the business of the COMPANY or results from its research and/or development activities, or (ii) is private or confidential in that it is not generally known or available to the public, or (iii) gives the COMPANY an opportunity to obtain an advantage over competitors who do not know or use it.  Doman shall not, without the written consent of the Board, either during the term of his employment or thereafter, (a) use or disclose any such confidential information outside of the COMPANY (except to consultants or other agents or representatives of the COMPANY who are similarly bound to the COMPANY by confidentiality obligations), (b) publish any article with respect thereto, (c) except in the performance of his services hereunder, remove or aid in the removal from the premises of the COMPANY any such confidential information or any property or material which relates thereto.

B.            Upon the termination of his employment with the COMPANY, all documents, records, notebooks and similar repositories of or continuing information concerning the COMPANY, or its products, services or customers, including any copies thereof, then in Doman’s possession or under his control, whether prepared by Doman or others, will be left with or immediately returned to the COMPANY by Doman.

C.            (i)            Doman shall promptly disclose to the COMPANY any and all prescription drug products, devices, machines, methods, inventions, discoveries, improvements, processes, works or the like (all of which are referred to herein as “inventions”) which he may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time (whether or not during work hours) during his employment hereunder.

(ii)           All such inventions which in any way relate to the products manufactured, sold or used by the COMPANY or to any methods, processes or apparatus used in connection with the manufacture of such products or treatment of disease or conditions, or in either case which are or may be or may become capable of use in the business of the COMPANY, shall at all times and for all purposes be regarded as acquired and held by in a fiduciary capacity for, solely for the benefit of, the COMPANY.

(iii) With respect to all such inventions, Doman shall:

(a)           treat all information with respect thereto as confidential information within the meaning of, and subject to paragraph 9 above;

(b)           keep complete and accurate records thereof, which records shall be the property of the COMPANY;

(c)           execute any application for letters patent of the United States and of any and all other countries covering such inventions, and give to the COMPANY, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

(d)           from time to time, upon the request and at the expense of the COMPANY, but without charge for services beyond the salary paid to him by the COMPANY, execute all assignment or other instruments required to transfer and assign to the COMPANY (or as it may direct) all inventions, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the COMPANY;

(e)           testify in any proceedings or litigation as to all such inventions; and

(f)            in case the COMPANY shall desire to keep secret any such invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

D.            Notwithstanding any of the foregoing in this section, information, whether confidential or proprietary or not, shall be exempt from the above confidentiality provisions if said information:

(i)                                     is known to Doman prior to his employment with the COMPANY;

(ii)                                  is in the public domain on the date of employment;

(iii)                               becomes public at any time through no fault of Doman; or

(iv)                              is or becomes readily available from third parties who have no confidentiality obligations to the COMPANY.

E.             If Doman ‘s employment is terminated by the Company, Doman shall not, without the express prior written consent of the COMPANY, directly, or indirectly, during the term of this Agreement or for a period of one (1) year after its termination, render services, or engage in activity including but not limited to, the activities enumerated in Section 2 hereof or any similar activity, for any Company which relates to the development or sale of photodynamic therapy (“PDT”) or photodetection (“PD”) products directly competitive (i.e., medically or therapeutically) with the COMPANY’s products or compounds or mixtures thereof, whether alone or as a partner, officer, director, employee or shareholder of any other corporation, or as a trustee, fiduciary, consultant or other representative of any other activity.  This restriction shall not apply if Doman has disclosed to the COMPANY, in writing, all the known facts relating to such work or activity and has received a release, in writing from the COMPANY, to engage in such work or activity.  The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder.  Ownership by of five percent (5%) or less of the outstanding shares of stock of any corporation either (i) listed on a national securities exchange or (ii) having at least 100 stockholders shall not make Doman a “stockholder” within the meaning of that term as used in this paragraph, so long as Doman has no participation in the management of such corporation.  Nor shall Doman solicit or hire, directly or indirectly, any employee of the COMPANY for a period of two (2) years after the date of termination of his employment to perform any such activities for his own benefit or the benefit of any new employer.

F.             In the event of a breach or threatened breach of this Section 9, Doman agrees that the COMPANY shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach as Doman acknowledges that damages would be inadequate and insufficient.

10.           Termination of Employment:

A.            The COMPANY may terminate this Agreement at any time, with or without cause on sixty (60) days prior written notice.  For purposes of this Agreement, cause shall mean (i) Doman ‘s physical or mental disability or other inability to perform the duties of his job for any reason for a period in excess of six (6) consecutive months,    (ii) Doman ‘s conviction in a court of law of a crime or offense, which conviction would prevent Doman from effective management of the COMPANY or materially adversely affect the reputation of the COMPANY, as determined by the Board in its sole discretion, exercising its reasonable judgment, or (iii) Doman ‘s malfeasance or misconduct such as fraud, embezzlement, dishonesty, acts of moral turpitude, or a felony conviction, or for other good cause materially detrimental to the COMPANY.  In the event of a termination for cause, Doman shall be paid his base salary, pro rated to the date of termination.  Nothing contained herein shall be interpreted to impair or otherwise affect the right of the COMPANY to terminate Doman ‘s employment, at will, with or without good cause.

B.            If Doman ‘s employment is terminated by the COMPANY without cause  the COMPANY shall:

(i)            pay Doman a severance allowance equivalent to twelve (12) month’s of his then current base salary, payable in twelve (12) equal installments on the first business day of each of the twelve (12) month’s following the date of such termination;

(ii)           pay to Doman within two (2) weeks of the date of termination all outstanding vacation pay and any earned but unpaid salary or bonuses to the date of such termination and reimburse Doman for any business expense incurred by him up to and including the date of such termination following provision by of all applicable and necessary receipts.

(iii)          Doman will be entitled to continued medical, life insurance and benefits to the same extent in which he participated prior to the termination date until the earlier to occur of one year following the termination date or the day Doman becomes eligible for and receives similar benefits with a new employer.

(iv)          As a condition to receiving the severance payment and post-employment benefits, Employee agrees to sign a release of any employment law related claims.  The release will be signed at the time of termination of employment.

C.            Termination upon Death: Doman ‘s employment with the COMPANY will cease and this Agreement will terminate without further compensation if Doman dies. Upon his death, his estate will be entitled to any Corporation paid death benefit in force at the time of such death.  In addition, Doman ‘s estate shall be paid any cash bonus to which he would have been entitled under Paragraph 3 above. Likewise, Doman ‘s beneficiaries as designated by him to the COMPANY shall be entitled to receive the benefits, if any, described in Paragraphs 5 and 6 above, and will be entitled to exercise any vested but unexercised stock options that were held by him at the time of his death, subject to the terms and conditions of such options.

D.            Resignation: Doman will provide the COMPANY with two (2) months’ advance notice, in writing, of his resignation from the COMPANY.

11.           Change of Control: If Doman ‘s employment is terminated by the COMPANY without cause upon the consummation of a “change in control” as defined herein or at any time within three (3) years following such consummation, Doman shall receive, within five (5) days after such termination from the COMPANY or its successor, a lump sum payment equal to (i) three (3) times his base salary during the last fiscal year in which Doman is associated with the COMPANY (including any amounts due as severance under Paragraph 10B.(i) of this Agreement) if such termination is made effective on the date of consummation of such “change of control”, or (ii) three (3) times such base salary (including any amounts due as severance under Paragraph 10B.(i) of this Agreement) less the amount of salary paid from the date of such consummation to the effective date of termination if such termination is effective following such consummation but within the three years of such consummation; provided, however Doman shall be entitled to any  amounts due as severance under Paragraph 10B.(i) of this Agreement, immediate vesting of all stock options, and continued medical life insurance and benefits to the same extent in which he participated prior to the “change of control” until the earlier to occur of one (1) year following the “change of control” or the date Doman becomes eligible for and receives similar benefits with a new employer.  For the purposes hereof, “change in control” shall mean a change in control of a nature that would be required to be reported in response to Item 5 of Schedule 14D promulgated pursuant to section 14 of the Securities Exchange Act of 1934, as amended (the 1934 Act”), whether or not the COMPANY is then subject to such reporting requirements; provided that, without limitations, such a change in control shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the COMPANY is or becomes the beneficial owner, directly or indirectly, of securities of the COMPANY representing twenty percent (20%) or more of the combined voting power of the COMPANY’s then outstanding securities and thereafter the Board adopts a resolution to the effect that, for the purposes of this Agreement, a change in control of the COMPANY has occurred; such ownership shall be defined pursuant to Rule 13d-3 of the

1934 Act and includes mergers or acquisitions whereby an outside party has in excess of twenty percent (20%) of the combined voting power; (ii) when the COMPANY merges or consolidates with any other person or, entity other than a subsidiary and, upon consummation of such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iii) a substantial portion of the assets of the COMPANY are sold or transferred to another person or entity.

In the event  a “change of control” as defined above occurs under subsections (i)-(iii) above and the surviving entity has conditioned the “change of control” on Doman not being employed by the COMPANY or Doman has good cause (“Good Cause”), acting in good faith, not to accept the position offered by the new entity Doman shall receive within five (5) days after the consummation of  a “change of control”, as defined above, from the COMPANY or its successor, a lump sum payment equal to three (3) times his base salary during the last fiscal year in which Doman is associated with the COMPANY (including any amounts due as severance under Paragraph 10B.(i) of this Agreement) immediate vesting of all stock options and continued medical, life insurance and benefits to the same extent in which he participated prior to the “change in control” until the earlier to occur of one year following the “change of control” or the day Doman becomes eligible for and receives similar benefits with a new employer.  For purposes of this Section 11, Good Cause shall mean (i) a reduction by the new entity of Doman’s base salary, compensation and/or benefits in effect immediately prior to the change in control or (ii) a requirement by the new entity that Doman physically relocate his home to a place fifty (50) miles or more from Boston,  or Wilmington, MA or (iii) the new position materially reduces the scope of his current duties and responsibilities at the COMPANY.

12.           Indemnification:  The COMPANY will, to the extent permitted by the laws of the State of New Jersey, indemnify Doman against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises as a consequence of his duties as an employer and officer of the COMPANY.  Such indemnification will include such expenses as attorneys fees, judgments, fines and amounts awarded or agreed to in settlement, provided that Doman acted legally and in good faith, or reasonably believed that his actions were legal and performed in good faith.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre shall not, of itself, create a presumption that his actions were illegal or not performed in good faith.

The COMPANY shall maintain its Director’s and Officer Insurance to cover the corporate indemnity.  The Directors and Officer Policy shall also include an employment practices liability endorsement and the policy will survive his death.

13.           Representation Concerning Prior Employment: Doman represents and warrants to the COMPANY that none of the duties or obligations for which he is responsible under this Employment Agreement breaches, or will cause him to breach in the future, any restrictive covenant or confidentiality obligation under any former employment agreement.

14.           Assistance in Litigation:  Doman shall upon reasonable notice, furnish such information and proper assistance to the COMPANY as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

15.           Provisions Operating Following Termination:  Notwithstanding any termination of  Doman’s employment with or without cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

16.           Notices:  Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by facsimile transmission, so long as receipt of such transmission is available, addressed to the recipient as follows:

To:          Robert F. Doman

28 Longview Lane

Newtown Square, Pennsylvania 19073

To:          DUSA Pharmaceuticals, Inc.

25 Upton Drive

Wilmington, Massachusetts 01887

Attention: D. Geoffrey Shulman

or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday or Sunday following the deposit thereof with the U.S. Postal Service.

17.           Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

18.           Benefit of Agreement:  This Agreement shall inure to the benefit of and be binding upon the heirs, executives, administrators and legal personal representatives of Doman and to and upon the successors and assigns of the COMPANY, respectively.

19.           Entire Agreement:  This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of employment of Doman and cancels and supersedes any prior understandings and agreements between the parties to this Agreement.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.

20.           Severability:  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.  Amendments and Waivers:  Any provision of this Agreement may be amended or waived only with prior written consent of the COMPANY and Doman.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

DUSA Pharmaceuticals, Inc.

By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, Chief Executive Officer

Dated: March 15, 2005

EMPLOYEE:

By:	/s/ Robert F. Doman
Robert F. Doman

Dated: March 15, 2005